Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

QuadraMed Corporation

703.742.5312

dpiazza@quadramed.com

QUADRAMED SELLS EDI DIVISION TO i-PLEXUS SOLUTIONS

RESTON, VA – (September 20, 2005) – QuadraMed® Corporation (Amex: QD) today announced that i-Plexus Solutions, Inc. of Alpharetta, Georgia has purchased its QuadraMed EDI Division, located in Kansas City, Missouri. The details of the agreement and purchase price were not disclosed.

QuadraMed’s EDI (Electronic Data Interchange) products and services have been marketed under the brand name Chancellor EDI, and consist of transaction-based services and related software provided to hospital clients, supported by the Company’s Kansas City staff.

“The sale of this business unit is consistent with QuadraMed’s evolution as a single focused software organization,” said Lawrence P. English, QuadraMed Chairman and CEO. “We greatly appreciate the loyalty of our Chancellor clients and fully expect a seamless transition to i-Plexus. They are a well-managed company and a leading technology-enabled receivables management service, with years of experience in the industry.” Matthew A. Hunter, i-Plexus Chief Operating Officer stated, “Having successfully developed a cutting-edge claims editing solution in response to HIPAA, we are thrilled by this opportunity to offer our innovative service to a broader community.”

The details of the transaction will be filed as required in QuadraMed’s reports to the Securities and Exchange Commission.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

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QuadraMed/i-Plexus

About i-Plexus Solutions, Inc.

i-Plexus is a modern technology enabled health care receivable management service that was formed in 2003 to fill the void that is being created by outdated clearinghouses, claim editing products and billing services. i-Plexus’ mission is to pioneer feature and service rich transaction and receivables management solutions to the healthcare industry. To find out more about i-Plexus, visit www.iplexus.net or email contact@iplexus.net.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.